UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                     Safety Components International, Inc.
                     -------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                  786474106000
                                  ------------
                                 (CUSIP Number)


                                December 3, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 786474106000                                        PAGE 2 OF 13 PAGES
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   John C. Cotton and Janet H. Cotton, joint tenants
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    298,800
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     38,600
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       298,800
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    38,600
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   337,400
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 786474106000                                        PAGE 3 OF 13 PAGES
----------------------                                        ------------------

ITEM 1(a). NAME OF ISSUER:

           Safety Components International, Inc.
--------------------------------------------------------------------------------

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2160 North Central Road, Fort Lee, New Jersey 07024
--------------------------------------------------------------------------------

ITEM 2(a). NAME OF PERSON FILING:

           John C. Cotton and Janet H. Cotton, as joint tenants with right of survivorship
--------------------------------------------------------------------------------

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Apartado Postal 362B, Sucursal B, Puerto Vallarta, Jalisco Mexico
--------------------------------------------------------------------------------

ITEM 2(c). CITIZENSHIP:

           United States
--------------------------------------------------------------------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share
--------------------------------------------------------------------------------

ITEM 2(e). CUSIP NUMBER:

           786474106000
--------------------------------------------------------------------------------

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A: N/A

           (a) [ ] Broker or Dealer registered under section 15 of the Act,

           (b) [ ] Bank as defined in section 3(a)(6) of the Act,

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E),

CUSIP NO. 786474106000                                        PAGE 4 OF 13 PAGES
----------------------                                        ------------------

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

CUSIP NO. 786474106000                                        PAGE 5 OF 13 PAGES
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   John C. Cotton IRA
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    23,000
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     298,800
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       23,000
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    298,800
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   321,800
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00
   -----------------------------------------------------------------------------

CUSIP NO. 786474106000                                        PAGE 6 OF 13 PAGES
----------------------                                        ------------------

ITEM 1(a). NAME OF ISSUER:

           Safety Components International, Inc.
--------------------------------------------------------------------------------

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2160 North Central Road, Fort Lee, New Jersey 07024
--------------------------------------------------------------------------------

ITEM 2(a). NAME OF PERSON FILING:

           John C. Cotton IRA
--------------------------------------------------------------------------------

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Apartado Postal 362B, Sucursal B, Puerto Vallarta, Jalisco Mexico
--------------------------------------------------------------------------------

ITEM 2(c). CITIZENSHIP:

           United States
--------------------------------------------------------------------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share
--------------------------------------------------------------------------------

ITEM 2(e). CUSIP NUMBER:

           786474106000
--------------------------------------------------------------------------------

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A: N/A

           (a) [ ] Broker or Dealer registered under section 15 of the Act,

           (b) [ ] Bank as defined in section 3(a)(6) of the Act,

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E),

CUSIP NO. 786474106000                                        PAGE 7 OF 13 PAGES
----------------------                                        ------------------

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

CUSIP NO. 786474106000                                        PAGE 8 OF 13 PAGES
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Janet H. Cotton IRA
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    15,600
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     298,800
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       15,600
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    298,800
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   314,400
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00
   -----------------------------------------------------------------------------

CUSIP NO. 786474106000                                        PAGE 9 OF 13 PAGES
----------------------                                        ------------------

ITEM 1(a). NAME OF ISSUER:

           Safety Components International, Inc.
--------------------------------------------------------------------------------

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2160 North Central Road, Fort Lee, New Jersey 07024
--------------------------------------------------------------------------------

ITEM 2(a). NAME OF PERSON FILING:

           Janet H. Cotton IRA
--------------------------------------------------------------------------------

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Apartado Postal 362B, Sucursal B, Puerto Vallarta, Jalisco Mexico
--------------------------------------------------------------------------------

ITEM 2(c). CITIZENSHIP:

           United States
--------------------------------------------------------------------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share
--------------------------------------------------------------------------------

ITEM 2(e). CUSIP NUMBER:

           786474106000
--------------------------------------------------------------------------------

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A: N/A

           (a) [ ] Broker or Dealer registered under section 15 of the Act,

           (b) [ ] Bank as defined in section 3(a)(6) of the Act,

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E),

CUSIP NO. 786474106000                                       PAGE 10 OF 13 PAGES
----------------------                                       -------------------

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

CUSIP NO. 786474106000                                       PAGE 11 OF 13 PAGES
----------------------                                       -------------------

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

John C. Cotton and Janet H. Cotton, joint tenants:

     (a)  Amount beneficially owned: 337,400

     (b)  Percent of class: 6.6%

     (c)  Number of shares as to which such person  has:

          (i)  Sole power to vote or to direct the vote 298,800

          (ii) Shared power to vote or to direct the vote 38,600

          (iii) Sole power to dispose or to direct the disposition of 298,800

          (iv) Shared power to dispose or to direct the disposition of 38,600

John C. Cotton IRA:

     (a)  Amount beneficially owned: 321,800

     (b)  Percent of class: 6.3%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote 23,000

          (ii) Shared power to vote or to direct the vote 321,800

          (iii) Sole power to dispose or to direct the disposition of 23,000

          (iv) Shared power to dispose or to direct the disposition of 321,800

Janet H. Cotton IRA:

     (a)  Amount beneficially owned: 314,400

     (b)  Percent of class: 6.2%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote 15,600

          (ii) Shared power to vote or to direct the vote 314,400

          (iii) Sole power to dispose or to direct the disposition of 15,600

          (iv) Shared power to dispose or to direct the disposition of 314,400

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     N/A

CUSIP NO. 786474106000                                       PAGE 12 OF 13 PAGES
----------------------                                       -------------------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     John C. Cotton and Janet H. Cotton, joint tenants
     John C. Cotton IRA, Janet H. Cotton IRA

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     N/A

ITEM 10. CERTIFICATIONS.

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 786474106000                                       PAGE 13 OF 13 PAGES
----------------------                                       -------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 12 2000.


                                      /s/ John C. Cotton
                                      ------------------------------------------
                                      John C. Cotton, individually and for the
                                      John C. Cotton IRA



                                      /s/ Janet H. Cotton
                                      ------------------------------------------
                                      Janet H. Cotton, individually and for the
                                      Janet H. Cotton IRA